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                                                                    EXHIBIT 23.2


                                  July 10, 2002




Cabot Oil & Gas Corporation
1200 Enclave Parkway
Houston, Texas  77077

                                   Re:  Securities and Exchange Commission
                                        Form S-8 of Cabot Oil & Gas Corporation

Gentlemen:

     The firm of Miller and Lents, Ltd. consents to the use of its name and to the use of its report dated February 8, 2002, regarding Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 2001, which report is to be included by reference in Form S-8 to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

     Miller and Lents, Ltd. has no financial interest in Cabot Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

                                             Yours very truly,

                                             MILLER AND LENTS, LTD.


                                             By /s/ James A. Cole
                                               ------------------------------
                                                 James A. Cole
                                                 Senior Vice President

JAC/mk